Exhibit 99.1

News Release	Contact:
Lara L. Mahoney
(440) 329-6393

BAIJU SHAH, PRESIDENT AND CEO OF BIOENTERPRISE, JOINS BOARD OF DIRECTORS OF INVACARE CORPORATION

Elyria, Ohio – (May 23, 2011) – Invacare Corporation (NYSE: IVC) today announced that Baiju R. Shah, president and chief executive officer of BioEnterprise Inc., has joined its Board of Directors. Shah is a leading entrepreneur in Northeast Ohio. He was an integral part of the formation of BioEnterprise, which has helped create, recruit and accelerate more than 90 bioscience companies in Northeast Ohio that have collectively attracted over $975 million in new funding over the past nine years.

“We are looking forward to adding Baiju’s healthcare experience to the Invacare Board of Directors. BioEnterprise, the partnership that he helped form with several of Northeast Ohio’s premiere healthcare organizations, has drawn significant attention and interest from regions around the United States looking to grow their bioscience clusters. His entrepreneurial and healthcare business insights will provide a unique perspective to our Board,” said A. Malachi Mixon, III, Chairman of the Invacare Board of Directors.

Prior to joining BioEnterprise, Shah was with McKinsey & Company, where he played a leading role in the Growth and Business Building practice. He has been named an Ernst and Young Entrepreneur of the Year and has been recognized as one of Cleveland’s most influential leaders by several publications. Shah received a J.D. from Harvard Law School and his B.A. from Yale University.

Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 6,300 associates and markets its products in 80 countries around the world. For more information about the company and its products, visit Invacare’s website at www.invacare.com.

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